EXHIBIT 99.1

Contact:	Janice Monahan
480/693-5729

FOR IMMEDIATE RELEASE:	Monday, April 5, 2004

AMERICA WEST REPORTS RECORD MARCH TRAFFIC

     PHOENIX — America West Airlines (NYSE:AWA) today reported traffic statistics for the month of March and year-to-date 2004. Revenue passenger miles (RPMs) for March 2004 were a record 2.0 billion, an increase of 6.4 percent from March 2003. Capacity for March 2004 was a record 2.6 billion available seat miles (ASMs), up 6.3 percent from March 2003. The passenger load factor for the month of March was 76.5 percent versus 76.4 percent in March 2003, while passenger load factor for the entire first quarter was a record 72.1 percent.

     “We were pleased that unit revenues for March were flat year-over-year despite significant growth in both utilization and stage length. In addition, this growth also helped us achieve lower than anticipated unit costs during the quarter,” said Scott Kirby, executive vice president, sales and marketing.

     The following summarizes America West’s March and year-to-date traffic results for 2004 and 2003:

	March 2004	March 2003	% Change
Revenue Passenger Miles (000)	1,958,365	1,840,170	6.4
Available Seat Miles (000)	2,560,161	2,407,871	6.3
Load Factor (percent)	76.5	76.4	0.1	pts.
Enplanements	1,802,583	1,743,803	3.4

	YTD 2004	YTD 2003	% Change
Revenue Passenger Miles (000)	5,303,272	4,872,442	8.8
Available Seat Miles (000)	7,351,729	6,851,587	7.3
Load Factor (percent)	72.1	71.1	1.0	pts.
Enplanements	4,898,501	4,655,280	5.2

-AWA-